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                                                                    EXHIBIT 10.7



                                 August 8, 1997

Mr. Jeffery A. Owens
ProNet Inc.
6340 LBJ Freeway
Dallas, Texas 75240

Dear Jeff:

         This letter sets forth the agreement between you ("Executive") and Metrocall, Inc. (the "Company") with respect to your rights under Section 1 of your Change in Control Agreement ("Agreement") with ProNet Inc. ("ProNet") dated January 17, 1995, upon the Effective Time of the Merger of ProNet with and into the Company pursuant to an Agreement and Plan of Merger between ProNet and the Company of even date herewith ("Merger Agreement").

         1. The Executive's employment with ProNet and its subsidiaries will be terminated as of Effective Time of the Merger (the "Termination Date"), and the Executive hereby tenders his resignation from all positions he now has with ProNet, including as an officer, director, or member of any advisory boards or committees, all such resignations to be effective as of the Termination Date. This Agreement is contingent on and subject to the Closing under the Merger Agreement, and neither party shall be bound by it, nor shall it have any force and effect, unless and until the Closing occurs.

         2. On or before the fifth day after the Termination Date, the Company will pay to Executive the sum of $201,043 in cash in full satisfaction of all obligations under Section 1(a) of the Agreement. The consideration to be paid to the Executive pursuant to this paragraph shall be in full payment and in lieu of any and all of the Executive's benefits or perquisites accrued but unpaid as of the Termination Date, including without limitation salary, bonuses, sick leave, etc., and Executive's right to receive payments under paragraph 1(a)(A) and benefits under paragraph 1(a)(B) of the Agreement. Notwithstanding the foregoing, (i) the Executive's split-dollar life insurance policy will be conveyed to him without any repayment obligation, (ii) the Executive may elect the payment of benefits to which he is entitled under any 401(k) plan of ProNet as provided under the terms of any such plan; and (iii) the Executive shall be paid for all accrued and unpaid vacation as of the Termination Date. The foregoing shall not affect the payment of compensation prior to the Effective Time of the Merger as permitted by the Merger Agreement.
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Mr. Jeffery A. Owens
August 8, 1997
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         If the foregoing correctly sets forth our agreement, please execute this letter in the space indicated below and return it to the Company.

                                        Sincerely,

                                        METROCALL, INC.


                                        By:
                                           ------------------------------------
                                              Name:
                                              Title:

Accepted and Agreed:


--------------------------
Jeffery A. Owens